NEWS RELEASE

Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com
Date: September 19, 2005
Nalco Announces Price Increases And Freight Surcharges To The Paper Industry

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) announced a price increase for specialty chemicals and programs sold to all Paper Services Division clients. The price increase will be 10 percent for most products and programs, with more significant adjustments where necessary. The price increase is in addition to the price adjustments announced earlier this year, and is driven by sustained significant increases in cost of raw materials, energy and freight. These costs have been further accelerated by the broad impact of Hurricane Katrina on cost and availability of raw materials and road transportation.

In addition to the above product- or program-based price increases, Nalco Company will apply a freight surcharge equivalent to two (2) US cents per pound of product delivered. This surcharge applies to both contract and non-contract customers, and will be adjusted or removed subject to market conditions affecting fuel costs and freight rates.

Both the price increase and the freight surcharges will become effective October 1, 2005.

Nalco’s Paper Services Account Managers will follow up with their appropriate clients.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.